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GAUCHO GROUP HOLDINGS, INC.

GAUCHO BUENOS AIRES | ALGODON MANSION BUENOS AIRES | ALGODON WINE ESTATES WELLNESS RESORT | ALGODON WINE ESTATES PRIVATE ESTANCIAS | ALGODON FINE WINES SAN RAFAEL, MENDOZA


Malbec
ha.: 2,2 /año 2012

Subject: A New Era for Argentina and Gaucho Holdings

Dear Stockholders,

President Milei's election signifies a potential turning point for our host country. His policies, particularly those advocating for economic reforms and potential dollarization, align closely with our long-term vision for Gaucho Holdings. We see this as a opportunity for revitalization and growth, especially in the luxury real estate and hospitality sectors where we have deeply invested.

The financial markets have already responded favorably to this political change. Argentine shares have seen a significant rise on Wall Street, with an increase of 28% as of November 20th, and sovereign bonds have climbed by 6 percent. This immediate market reaction underscores the confidence of international investors in Argentina's new economic direction and the potential for substantial growth.

We firmly believe that the changes unfolding in Argentina could herald the greatest movement in asset valuation in real estate since the post-World War II era. This is not just an optimistic view but a strategic understanding of the market dynamics and the transformative power of sound economic policies.

Gaucho Holdings is well-positioned to capitalize on these developments. Our commitment to delivering value to our stockholders remains steadfast, and we are excited about exploring new opportunities that this changing landscape presents. The potential for more accessible lending rates, a rejuvenated property market, and increased foreign investments could translate into significant gains for our company and, consequently, for you, our stockholders.

For a more detailed analysis of our position and the implications of President Milei's election for Argentina and Gaucho Holdings, I invite you to read our latest post on the company website: Embracing Change: Gaucho Holdings' Perspective on Argentina's New Dawn.

In closing, I want to express my gratitude for your continued support and belief in our vision. The road ahead is filled with potential, and I am excited to navigate this journey with you as we explore the opportunities that lie in Argentina's new chapter.

Sincerely,



Scott L. Mathis Founder,
Chief Executive Officer and Chairman of the Board of Directors
smathis@gauchoholdings.com
www.GauchoHoldings.com

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this stockholder communication includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking

statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.

112 NE 41st Street, Suite #106 Miami, FL 33137